EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Third Quarter 2015 Results
Houston, Texas - October 30, 2015 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $24.1 million and $262.9 million for the three and nine months ended September 30, 2015, respectively, compared to a net loss of $43.2 million and $339.2 million for the same periods in 2014, respectively.
Significant items for the three months ended September 30, 2015 resulted in a gain of $21.1 million and are related to derivative loss associated with the changes in long-term LIBOR during the period and development expense, offset by changes in operating and maintenance expense associated with the increase in fair value of certain natural gas purchase agreements related to gas procurement for the liquefaction project currently under construction at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”). Significant items for the nine months ended September 30, 2015 resulted in a loss of $113.8 million and are related to loss on early extinguishment of debt, derivative losses primarily due to the termination of interest rate swaps, and development expense, partially offset by changes in operating and maintenance expense described above.

General and administrative expense (including affiliate) increased by $2.5 million and $7.4 million for the three and nine months ended September 30, 2015, respectively, compared to the corresponding 2014 periods, primarily due to an increase in management fees incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG). Our wholly-owned subsidiary, Sabine Pass Liquefaction, LLC (“SPL”) is required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of the first five natural gas liquefaction trains (“Trains”) of the Sabine Pass Liquefaction Project. Operating and maintenance expense (including affiliate) decreased by $40.8 million and $30.9 million for the three and nine months ended September 30, 2015, respectively, compared to the corresponding 2014 periods, primarily due to the increase in fair value of certain natural gas purchase agreements related to gas procurement for the Sabine Pass Liquefaction Project.

Recent Significant Events

•
SPL entered into a $1.2 billion working capital facility that will be used primarily for certain working capital requirements related to developing and placing into operation the Sabine Pass Liquefaction Project.

Sabine Pass Liquefaction Project Update
We continue to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG.
The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in August 2012, and as of September 30, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 95.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 73.6%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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The permitting process for Trains 5 and 6 has been completed. In April 2015, we received U.S. Federal Energy Regulatory Commission (“FERC”) authorization to site, construct, and operate Trains 5 and 6. In June 2015, we received authorization from the U.S. Department of Energy (“DOE”) to export LNG to non-free trade agreement countries.

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Construction on Train 5 began on June 30, 2015, and we expect Train 5 to commence operations as early as 2018. We expect to commence construction on Train 6 upon entering into acceptable commercial arrangements and obtaining adequate financing.

Sabine Pass Liquefaction Project Timeline

Target Date
Milestone	Trains 1 - 4	Trains 5 & 6
DOE export authorization	Received	Received
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015/2016
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
EPC contracts	Completed	T5: Completed T6: 2015/2016
Financing	Completed	T5: Completed T6: 2015/2016
FERC authorization	Completed	Completed
Issue Notice to Proceed	Completed	T5: Completed T6: 2015/2016
Commence operations	2015 - 2017	2018/2019
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2015 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 2, 2015, and the related general partner distribution on November 13, 2015.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deepwater shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. The overall project completion percentage of Trains 1 and 2 is approximately 95.2% as of September 30, 2015. The overall project completion percentage of Trains 3 and 4 is approximately 73.6% as of September 30, 2015. Construction commenced on Train 5 in June 2015. Cheniere Partners has received all regulatory approvals to construct and operate Train 6. Cheniere Partners has entered into six third-party LNG Sale and Purchase Agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.
For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.
 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Revenues	$66,596	$66,890	$199,804	$199,933
Revenues—affiliate	941	700	2,952	2,206
Total revenues	67,537	67,590	202,756	202,139

Operating costs and expenses
Operating and maintenance expense (income)	(22,782)	21,041	17,840	54,750
Operating and maintenance expense—affiliate	8,081	5,016	20,355	14,307
Depreciation expense	16,687	14,781	47,557	43,821
Development expense	113	1,383	2,631	8,671
Development expense—affiliate	152	329	562	723
General and administrative expense	3,673	2,448	11,269	10,048
General and administrative expense—affiliate	25,692	24,454	80,761	74,579
Total operating costs and expenses	31,616	69,452	180,975	206,899

Income (loss) from operations	35,921	(1,862)	21,781	(4,760)

Other income (expense)
Interest expense, net of amounts capitalized	(49,360)	(46,884)	(142,353)	(130,943)
Loss on early extinguishment of debt	—	—	(96,273)	(114,335)
Derivative gain (loss), net	(10,872)	5,379	(46,541)	(89,222)
Other income	179	127	535	63
Total other expense	(60,053)	(41,378)	(284,632)	(334,437)

Net loss	$(24,132)	$(43,240)	$(262,851)	$(339,197)

Basic and diluted net income (loss) per common unit	$0.18	$0.08	$(0.44)	$(0.83)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,081	57,079	57,081	57,079

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$170,433	$248,830
Restricted cash	391,495	195,702
Accounts and interest receivable	95	333
Accounts receivable—affiliate	2,566	3,651
Advances to affiliate	54,995	27,323
LNG inventory	7,145	4,293
Other current assets	16,055	6,388
Total current assets	642,784	486,520

Non-current restricted cash	76,107	544,465
Property, plant and equipment, net	11,299,725	8,978,356
Debt issuance costs, net	307,099	241,909
Non-current derivative assets	30,657	11,744
Other non-current assets	190,960	124,521
Total assets	$12,547,332	$10,387,515

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$7,096	$8,598
Accrued liabilities	352,457	136,578
Due to affiliates	32,851	18,952
Deferred revenue	26,653	26,655
Deferred revenue—affiliate	708	708
Derivative liabilities	7,388	23,247
Other current liabilities	267	18
Total current liabilities	427,420	214,756

Long-term debt, net	11,244,002	8,991,333
Non-current deferred revenue	10,500	13,500
Non-current derivative liabilities	8,832	267
Other non-current liabilities	1,177	2,185
Other non-current liabilities—affiliate	61,691	34,745

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at September 30, 2015 and December 31, 2014)	346,443	495,597
Class B unitholders’ interest (145.3 million units issued and outstanding at September 30, 2015 and December 31, 2014)	(37,981)	(38,216)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at September 30, 2015 and December 31, 2014)	467,054	648,414
General partner’s interest (2% interest with 6.9 million units issued and outstanding at September 30, 2015 and December 31, 2014)	18,194	24,934
Total partners’ equity	793,710	1,130,729
Total liabilities and partners’ equity	$12,547,332	$10,387,515

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission.
CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663